Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2016 REVENUES OF $90.3 MILLION,

PRE-TAX INCOME OF $46.4 MILLION

AND DILUTED EPS OF $0.82

Third Quarter Financial Highlights*

•	Revenues of $90.3 million, up 21.7%

•	Pre-tax income of $46.4 million, up 31.1%

•	Diluted EPS of $0.82, up 36.7%

•	Total trading volume of $322.1 billion, up 34.4%

*	All comparisons versus third quarter 2015.

NEW YORK, October 26, 2016 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2016.

“The third quarter results continue the trend of strong year-over-year growth in MarketAxess trading volumes, revenues and earnings. In addition to continued gains in U.S. corporate bond volume and market share, we are seeing strong momentum in European fixed income and Emerging Market debt trading,” said Richard M. McVey, Chairman and CEO. “Open Trading participation among dealers and investors is growing rapidly, driving an important new source of market liquidity into global credit markets.”

Third Quarter Results

Total revenues for the third quarter of 2016 increased 21.7% to $90.3 million, compared to $74.2 million for the third quarter of 2015. Pre-tax income was $46.4 million, compared to $35.4 million for the third quarter of 2015, an increase of 31.1%. Pre-tax margin was 51.3%, compared to 47.7% for the third quarter of 2015. Net income totaled $30.9 million, or $0.82 per share on a diluted basis, compared to $22.7 million, or $0.60 per share, for the third quarter of 2015.

Commission revenue for the third quarter of 2016 increased 25.0% to $81.5 million, compared to $65.2 million for the third quarter of 2015. Variable transaction fees increased 34.8% to $64.7 million on total trading volume of $322.1 billion for the third quarter of 2016, compared to variable transaction fees of $48.0 million on total trading volume of $239.7 billion for the third quarter of 2015. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.0%, compared to an estimated 14.9% on an adjusted basis for the third quarter of 2015. See Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $8.8 million for the third quarter of 2016, compared to $9.0 million for the third quarter of 2015. The decrease in all other revenue was principally due to the unfavorable impact of the stronger U.S. dollar totaling $1.0 million offset by higher data revenue.

Total expenses for the third quarter of 2016 increased 13.1% to $43.9 million, compared to $38.8 million for the third quarter of 2015. The increase in total expenses was principally due to higher employee compensation and benefits costs of $2.9 million, mainly due to an increase in headcount and higher performance-based incentive accrual, and professional and consulting fees of $1.1 million.

The effective tax rate for the third quarter of 2016 was 33.3%, compared to 35.7% for the third quarter of 2015. The decrease was principally due to a higher percentage of income attributable to lower tax jurisdictions, favorable adjustments resulting from the conclusion of an Internal Revenue Service audit and the filing of prior year tax returns and the inclusion of the research credit permanently enacted in 2016.

Employee headcount was 369 as of September 30, 2016, compared to 342 as of December 31, 2015 and 335 as of September 30, 2015.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.26 per share of common stock outstanding, to be paid on November 23, 2016, to stockholders of as of the close of business on November 9, 2016.

Share Repurchase Program

A total of 51,849 shares were repurchased in the third quarter of 2016 at a cost of $8.5 million under the Company’s $25.0 million share repurchase program. As of September 30, 2016, approximately $11.2 million was available for future repurchases under the program. In October 2016, the Company’s board of directors approved a $50.0 million increase in the size of the share repurchase program.

Balance Sheet Data

As of September 30, 2016, total assets were $502.2 million and included $332.1 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2016 was $451.7 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trades to FINRA from April 2014 through October 2015. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 26, 2016, at 10:00 a.m. Eastern time. To access the conference call, please dial

855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,100 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$81,456	$65,178	$246,788	$198,608
Information and post-trade services	7,322	7,671	23,687	22,982
Investment income	534	248	1,469	621
Other	959	1,095	3,539	4,243

Total revenues	90,271	74,192	275,483	226,454

Expenses
Employee compensation and benefits	23,914	21,002	74,256	62,769
Depreciation and amortization	4,325	4,642	13,546	13,857
Technology and communications	4,245	3,891	12,826	12,196
Professional and consulting fees	4,342	3,210	12,449	9,503
Occupancy	1,220	1,246	3,606	3,470
Marketing and advertising	2,140	1,304	5,742	4,260
General and administrative[1]	3,731	3,544	11,783	9,485

Total expenses	43,917	38,839	134,208	115,540

Income before taxes	46,354	35,353	141,275	110,914
Provision for income taxes	15,436	12,638	48,268	39,368

Net income	$30,918	$22,715	$93,007	$71,546

Per Share Data:
Net income per common share
Basic	$0.84	$0.62	$2.52	$1.95
Diluted	$0.82	$0.60	$2.46	$1.90
Cash dividends declared per common share	$0.26	$0.20	$0.78	$0.60
Weighted-average common shares:
Basic	36,889	36,681	36,847	36,695
Diluted	37,792	37,643	37,738	37,636

[1]	Includes third-party clearing costs of $1.0 million and $0.8 million for the three months ended September 30, 2016 and 2015, respectively and $4.8 million and $2.3 million for the nine months ended September 30, 2016 and 2015, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. High-Grade	$33,765	$23,337	$101,104	$76,662
Other Credit [1]	30,181	24,091	94,928	71,321
Liquid Products [2]	798	598	2,096	1,989

Total Transaction Fees	64,744	48,026	198,128	149,972

Distribution Fees
U.S. High-Grade	15,077	15,376	43,598	43,410
Other Credit[1]	1,466	1,487	4,437	4,400
Liquid Products[2,3]	169	289	625	826

Total Distribution Fees	16,712	17,152	48,660	48,636

Total Commissions	$81,456	$65,178	$246,788	$198,608

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$195	$174	$191	$183
U.S. high-grade - floating-rate	38	37	37	44
Total U.S. high-grade	189	167	185	176
Other credit	246	286	256	292
Liquid products	38	39	39	40
Total	201	200	204	206

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid Products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2016	December 31, 2015
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$161,444	$199,728
Investments, at fair value	170,655	84,706
Accounts receivable, net	56,583	40,459
All other assets	113,469	114,148

Total assets	$502,151	$439,041

Liabilities and Stockholders’ Equity
Total liabilities	$50,451	$48,328
Total stockholders’ equity	451,700	390,713

Total liabilities and stockholders’ equity	$502,151	$439,041

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In thousands)
	(unaudited)
	Earnings Before Interest, Taxes, Depreciation and Amortization
Net income	$30,918	$22,715	$93,007	$71,546
Add back:
Interest expense	—	—	—	—
Provision for income taxes	15,436	12,638	48,268	39,368
Depreciation and amortization	4,325	4,642	13,546	13,857

Earnings before interest, taxes, depreciation and amortization	$50,679	$39,995	$154,821	$124,771

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash Flow From Operating Activities	$52,643	$35,743	$23,974	$76,338
Add back:
Net purchases of corporate debt trading investments	2,139	—	74,535	—
Less:
Purchases of furniture, equipment and leasehold improvements	(850)	(1,385)	(4,754)	(3,730)
Capitalization of software development costs	(2,916)	(2,701)	(9,058)	(7,517)

Free Cash Flow	$51,016	$31,657	$84,697	$65,091

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$172,006	$132,625	$525,331	$413,071
U.S. high-grade - floating-rate	6,442	7,414	20,169	21,313

Total U.S. high-grade	178,448	140,039	545,500	434,384
Other credit	122,821	84,333	370,963	244,256
Liquid products	20,880	15,353	53,982	49,501

Total	$322,149	$239,725	$970,445	$728,141

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,788	$2,188	$2,886	$2,311
Other credit	1,912	1,313	1,960	1,298
Liquid products	326	240	286	263

Total	$5,026	$3,741	$5,132	$3,872

Number of U.S. Trading Days [1]	64	64	189	188
Number of U.K. Trading Days [2]	65	65	190	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.